SUBSIDIARIES OF THE REGISTRANT



Trimont land Company d/b/a Northstar-at-Tahoe (California)

Sierra-at-Tahoe, Inc. (Delaware)

Bear Mountain, Inc. (Delaware)

Booth Creek Ski Acquisition Corp. (Delaware)
     - Waterville Valley Ski Resort, Inc. (Delaware)
     - Mount Cranmore Ski Resort, Inc. (Delaware)

Ski Lifts, Inc. (Washington)
     - DRE, L.L.C. (Delaware)

LMRC Acquisition Corp. (Delaware)
     - Loon Mountain Recreation Corporation (New Hampshire)
     - Loon Realty Corp. (New Hampshire)

Booth Creek Ski Acquisition, Inc. (Pennsylvania)